Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Guaranty Financial Group 2007 Stock Incentive Plan of our report dated August 9, 2007, with respect to the consolidated financial statements of Guaranty Financial Group Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in Amendment No. 5 to its Registration Statement on Form 10 (File No. 001-33661),as filed with the Securities and Exchange Commission on December 4, 2007.

/s/ Ernst & Young LLP

Austin, Texas

December 28, 2007